PRESS RELEASE

CONTACTS:
Daniel H. Burch (212)-929-5748
Jeanne M. Carr (212)-929-5916
MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:
---------------------

            NEWCASTLE PARTNERS COMMENCES LITIGATION AGAINST PRENTICE
           CAPITAL MANAGEMENT, HOLTZMAN OPPORTUNITY FUND AND WHITEHALL
            JEWELLERS SEEKING INJUNCTIVE RELIEF ARISING FROM CERTAIN
                            SECURITIES LAW VIOLATIONS

         DALLAS,  TX - JANUARY 5, 2006 --  Newcastle  Partners,  L.P.  announced today that it had commenced an action against Prentice Capital Management,  L.P.
("Prentice"),   Holtzman  Opportunity  Fund,  L.P.  ("Holtzman")  and  Whitehall
Jewellers,  Inc. (Pink Sheets: JWLR) in the United States District Court for the
Southern  District of New York seeking  injunctive  relief  arising from certain securities law violations, among other things.

         Newcastle's  Complaint  alleges that  Whitehall,  Prentice and Holtzman have engaged in a series of violations of the federal securities laws, including violations  of tender  offer  rules and  regulations.  Among other  things,  the
Complaint  alleges that  Prentice and Holtzman  have been  secretly  acquiring a control  block of shares,  without  disclosing  their  plans and  purchases,  in violation of Section 13(d) and Section 14(d) of the  Securities  Exchange Act of
1934.  According to the  Complaint,  Prentice and Holtzman  have engaged in a DE
FACTO tender offer, under which a select group of shareholders are being offered a substantial  premium to market prices as a coercive device to pressure them to tendering their shares.

         The Complaint further alleges that Whitehall has violated federal proxy laws by failing to disclose the  activities  of Prentice and Holtzman in support of the proposals  submitted by Whitehall  management  for  consideration  at the
Special Meeting of Shareholders.

         The  Complaint  also  alleges  that  Whitehall  has  violated  Delaware corporate law by favoring  Prentice and Holtzman in the auction now underway for control of Whitehall.  The Board of Whitehall has tilted the playing field,  the
Complaint  asserts,  by invoking  Whitehall's  "poison pill" against  Newcastle, while waiving this protective device against Prentice. Whitehall's waiver of the poison  pill is  effectively  permitting  Prentice  to  purchase  control,  with selected shareholders receiving a control premium. The Complaint further alleges that a majority  vote at the Special  Meeting is not  sufficient  to approve the reverse stock split  proposed by Whitehall  management.  The  Complaint  seeks a declaration that, under Whitehall's charter,  approval by 75% of the outstanding shares is required.

         Mark Schwarz,  the managing member of Newcastle  Partners,  stated: "We believe that the Newcastle tender offer provides Whitehall's shareholders with a clearly  superior  alternative to the Prentice  transaction.  Under  Newcastle's offer  Whitehall  shareholders  would  receive  $1.50 per share,  a  significant premium to market. It is clear to us that shareholders could suffer badly if the
Prentice   financing  is  approved  in  this  manipulative   manner.   Whitehall
shareholders  will lose the  opportunity  to accept a premium  offer and be left with  a  pink  sheet  investment  of  questionable  value  with  no  significant protections  from majority  holder  Prentice  whose  economic  interests have an inherent  conflict with all minority  investors. Newcastle was compelled to file its Complaint to prevent further  securities laws violations and to preserve the right of all of Whitehall's  shareholders to fairly choose between the Newcastle offer or the other alternative."

         Newcastle  Partners,  through its whole-owned  subsidiary,  commenced a cash tender  offer to purchase  all of the  outstanding  shares of  Whitehall on
December 5, 2005. On January 4, 2006, Newcastle announced that it was increasing its offer price to $1.50 per share,  extending the termination date of the offer to 5:00 pm, New York City time on Friday,  January 27, 2006 and  eliminating  or amending a number of conditions to the offer so that Newcastle believes that the majority  of the  remaining  conditions  are now in the  control of the Board of
Directors of Whitehall.

         The  solicitation  and the  offer to buy  Whitehall  Jewellers,  Inc.'s common  stock is only  made  pursuant  to the  Offer  to  Purchase  and  related materials that  Newcastle  Partners,  L.P. and JWL  Acquisition  Corp.  filed on
December 5, 2005, as amended  December 22, 2005,  January 4, 2006 and January 5,
2006.  Stockholders  should  read the Offer to Purchase  and  related  materials carefully  because they contain important  information,  including the terms and conditions  of the offer.  Stockholders  can obtain  the Offer to  Purchase  and related  materials  free at the SEC's  website at  www.sec.gov,  from  MacKenzie
Partners, the Information Agent for the offer, or from Newcastle Partners, L.P.

                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

Newcastle Partners, L.P. ("Newcastle"), together with the other Participants (as defined below),  has made a definitive  filing with the SEC of a proxy statement
(the "Definitive  Proxy  Statement") and  accompanying  proxy card to be used to solicit votes against  proposals of Whitehall  Jewellers,  Inc. (the  "Company")
relating to a pending financing  transaction  between the Company and investment funds  managed by Prentice  Capital  Management,  L.P. and Holtzman  Opportunity
Fund,  L.P. and for the election of its slate of director  nominees at a special meeting of stockholders scheduled for January 19, 2006 (the "Special Meeting").

NEWCASTLE  ADVISES ALL  STOCKHOLDERS  OF THE COMPANY TO READ THE PROXY STATEMENT
AND OTHER  PROXY  MATERIALS  RELATING  TO THE  SPECIAL  MEETING  AS THEY  BECOME
AVAILABLE BECAUSE THEY CONTAIN IMPORTANT  INFORMATION.  SUCH PROXY MATERIALS ARE
AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION,
THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY MATERIALS,
WITHOUT  CHARGE,  UPON  REQUEST.  REQUESTS FOR COPIES  SHOULD BE DIRECTED TO THE
PARTICIPANTS'  PROXY  SOLICITOR,  MACKENZIE  PARTNERS,  INC.,  AT ITS  TOLL-FREE
NUMBER: (800) 322-2885 OR BY E-MAIL AT: PROXY@MACKENZIEPARTNERS.COM.

THE  PARTICIPANTS  IN THE  PROXY  SOLICITATION  ARE  NEWCASTLE  PARTNERS,  L.P.,
NEWCASTLE  CAPITAL  MANAGEMENT,   L.P.,  NEWCASTLE  CAPITAL  GROUP,  L.L.C,  JWL
ACQUISITION  CORP., MARK E. SCHWARZ,  STEVEN J. PULLY,  JOHN P. MURRAY,  MARK A.
FORMAN AND CLINTON J. COLEMAN (THE  "PARTICIPANTS").  INFORMATION  REGARDING THE
PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IS AVAILABLE IN THE SCHEDULE
13D JOINTLY  FILED WITH THE SEC ON APRIL 19, 2005,  AS  SUBSEQUENTLY  AMENDED ON
JULY 7, 2005, OCTOBER 27, 2005,  NOVEMBER 30, 2005,  DECEMBER 5, 2005,  DECEMBER
14,  2005,  DECEMBER  29,  2005 AND  JANUARY  5, 2006 AND THE  DEFINITIVE  PROXY
STATEMENT.